Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Boumarang Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated December 12, 2025, of the consolidated financial statements of Boumarang, Inc. as of December 31, 2024, for the nine months ended September 30, 2024, and 2025.

/S/ Lateef Awojobi
LAO PROFESSIONALS

PCAOB No:7057
Lagos, Nigeria
December 15, 2025